Exhibit 99.1

Contact:

Ron Parham

Sr. Director of Investor Relations

& Corporate Communications

Columbia Sportswear Company

(503) 985-4584

rparham@columbia.com

COLUMBIA SPORTSWEAR COMPANY SECOND QUARTER NET SALES INCREASE 17 PERCENT

RAISES FULL YEAR EARNINGS OUTLOOK TO 17 TO 22 PERCENT GROWTH

Second Quarter 2015 Highlights:

•	Net sales increased $56.0 million, or 17 percent (21 percent constant-dollar), to a second-quarter record $380.2 million.
•	Net loss totaled $6.5 million, or $(0.09) per share, compared with a net loss of $6.3 million, or $(0.09) per share, in the second quarter of 2014.
•	The board of directors approved a regular quarterly cash dividend of $0.15 per share, payable on September 3, 2015 to shareholders of record on August 20, 2015.

Fiscal Year 2015 Outlook Raised to Anticipate:

•	Low double-digit net sales growth (mid-teen constant-dollar);
•	High-teen percentage growth in operating income, generating full year operating margin of approximately 10.3 percent of net sales;
•	Net income between $160 million and $168 million, or $2.25 to $2.35 per diluted share, 17 percent to 22 percent higher than 2014 net income of $137.2 million, or $1.94 per diluted share.

All per-share amounts have been adjusted for the 2-for-1 stock split completed on September 26, 2014.

PORTLAND, Ore. — July 30, 2015 — Columbia Sportswear Company (NASDAQ: COLM) today announced that net sales for the quarter ended June 30, 2015 grew 17 percent (21 percent constant-dollar), to a second-quarter record $380.2 million, compared with net sales of $324.2 million for the same period in 2014.

Second quarter 2015 net loss totaled $6.5 million, or $(0.09) per share. Second quarter 2014 net loss totaled $6.3 million, or $(0.09) per share, including a net tax benefit of $5.6 million, or $0.08 per share, from the favorable resolution of uncertain tax positions, and acquisition costs totaling approximately $2.1 million net of tax, or $(0.03) per share, related to the purchase of prAna Living, LLC.

Through the first six months of 2015, the company’s net sales grew $110.9 million, or 15 percent (19 percent constant-dollar), to $859.2 million, compared to $748.3 million in the first half of 2014, including approximately $57.7 million of incremental net sales from the prAna brand.

First-half 2015 operating income, including accretion from the prAna brand, grew 90 percent, to $35.2 million, compared with operating income of $18.5 million in the first half of 2014, which included acquisition costs totaling approximately $3.4 million related to the purchase of prAna Living, LLC.

First half net income increased 25 percent, to $19.9 million, or $0.28 per diluted share, compared with net income of $15.9 million, or $0.23 per diluted share, in last year’s first half, which included the net tax benefit of $5.6 million, or $0.08 per diluted share, noted above, and acquisition costs totaling approximately $2.1 million net of tax, or $(0.03) per diluted share, related to the purchase of prAna Living, LLC.

Tim Boyle, Columbia’s chief executive officer, commented, “Our exceptional first-half results and our improved full year outlook illustrate the increasing earnings power of our expanded brand portfolio, seasonally diverse product offerings, and enhanced operational platforms. Strong sell-through of Spring 2015 products in North America and Europe drove demand in the second quarter and is fueling encouraging Spring 2016 wholesale advance orders.”

Boyle concluded, “We enter the Fall season with robust momentum in North America behind our Columbia, Sorel and prAna brands. In addition, we are gaining traction with the Columbia brand in Europe, despite slow economic growth in that region. As planned, with earlier receipt of Fall season inventory, we are very well positioned to deliver against our strong Fall advance order book. Together, these factors give us confidence in our expectations to deliver mid-teen constant-dollar net sales growth, operating margin of approximately 10.3 percent, and better than expected earnings growth in 2015.”

Second Quarter Results

(All comparisons are between second quarter 2015 and second quarter 2014, unless otherwise noted.)

The second quarter is the company’s smallest revenue quarter, historically accounting for a mid-teens percentage of annual net sales. As a result, year-over-year regional, brand and category net sales comparisons often produce large percentage variances in relation to the prior year’s comparable period due to the small base of comparison and shifts in the timing of shipments which, when coupled with the company’s fixed cost structure, can have an amplified effect on operating results.

U.S. net sales increased 45 percent, including $19.0 million of incremental prAna net sales. Net sales in Canada increased 27 percent (43 percent constant-dollar), including $1.0 million of incremental prAna net sales. Latin America/Asia Pacific (LAAP) region net sales increased 1 percent (7 percent constant-dollar), including $0.3 million of incremental prAna net sales. Europe/Middle East/Africa (EMEA) region net sales decreased 18 percent (11 percent constant-dollar), including $0.3 million of incremental prAna net sales. (See “Geographical Net Sales” table below.)

Columbia brand net sales increased 12 percent (16 percent constant-dollar) to $325.1 million. Sorel brand net sales increased 43 percent to $4.3 million. Mountain Hardwear net sales decreased 3 percent to $21.2 million. prAna net sales totaled $26.1 million, including $20.6 million of incremental sales. (See “Brand Net Sales” table below.)

Apparel, Accessories & Equipment net sales increased 18 percent (21 percent constant-dollar) to $310.2 million, and Footwear net sales increased 14 percent (21 percent constant-dollar) to $70.0 million. (See “Categorical Net Sales” table below.)

Balance Sheet and Cash Flow

The company ended the quarter with $417.5 million in cash and short-term investments, compared with $394.4 million at June 30, 2014.

Consolidated inventories of $581.0 million at June 30, 2015 were 27 percent higher compared with the $456.4 million balance at June 30, 2014, in line with our expectations. The majority of inventory growth at June 30, 2015 was concentrated in North America and resulted from earlier production of Fall 2015 inventory that was in-transit or on-hand to meet earlier requested delivery of increased Fall 2015 advance wholesale orders, and to support our expanded North American direct-to-consumer business.

The company paid quarterly cash dividends of $21.1 million during the first half of 2015 and repurchased approximately 259,000 shares of common stock for an aggregate purchase price of approximately $14.5 million in the second quarter of 2015. Approximately $229.0 million remains available under the current repurchase authorization, which does not obligate the company to acquire any specific number of shares or to acquire shares over any specified period of time.

Dividend

The board of directors authorized a regular quarterly dividend of $0.15 per share, payable on September 3, 2015 to shareholders of record on August 20, 2015.

Upward-Revised 2015 Financial Outlook

All projections related to anticipated future results are forward-looking in nature and are subject to risks and uncertainties that may cause actual results to differ, perhaps materially. The company’s annual net sales are weighted more heavily toward the second half of the fiscal year, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal profitability pattern weighted toward the second half of the fiscal year.

The company expects low double-digit percentage 2015 net sales growth (mid-teen percentage constant-dollar growth) compared to 2014 net sales of $2.1 billion.

The company expects fiscal year 2015 gross margins to improve by approximately 50 basis points, and selling, general and administrative expenses to increase at a rate slightly lower than anticipated sales growth, generating approximately 30 basis points of operating expense leverage.

Based on the above assumptions, the company expects:

•

high-teen percentage growth in operating income, generating operating margin of approximately 10.3 percent, compared with operating income of $198.8 million and operating margin of 9.5 percent in 2014;

•	an effective tax rate of approximately 28.0 percent; and
•

net income after non-controlling interest of approximately $160 million to $168 million, or approximately $2.25 to $2.35 per diluted share, an increase of approximately 17 percent to 22 percent compared with net income of $137.2 million, or $1.94 per diluted share, in 2014.

The above full year outlook includes an estimated unfavorable impact of approximately $0.11 per diluted share from the stronger U.S. Dollar, resulting from lower gross margins within our foreign subsidiaries as a result of increased costs of inventory and, to a lesser degree, the translation of net income.

A more detailed version of the company’s 2015 financial outlook can be found in the “CFO Commentary on Second Quarter 2015 Financial Results and Upward-Revised 2015 Outlook”, available on the company’s investor relations website: http://investor.columbia.com/results.cfm.

CFO’s Commentary on Second Quarter 2015 Results and Upward-Revised 2015 Financial Outlook Available Online

At approximately 4:15 p.m. ET today, a commentary by Tom Cusick, executive vice president and chief financial officer, reviewing the company’s second quarter 2015 financial results and upward-revised full year 2015 financial outlook will be furnished to the SEC on Form 8-K and published on the company’s website at

http://investor.columbia.com/results.cfm. Analysts and investors are encouraged to review this commentary prior to participating in the conference call.

Conference Call

The company will host a conference call on Thursday, July 30, 2015 at 5:00 p.m. EDT to review its second quarter financial results and full year 2015 financial outlook. Dial 877-407-9205 to participate. The call will also be webcast live on the Investor Relations section of the Company’s website at http://investor.columbia.com where it will remain available until July 29, 2016.

Third Quarter 2015 Reporting Schedule

Columbia Sportswear plans to report financial results for third quarter 2015 on Thursday, October 29, 2015 at approximately 4:00 p.m. EDT.  Following issuance of the earnings release, a commentary reviewing the company’s third quarter financial results and full year 2015 financial outlook will be furnished to the SEC on Form 8-K and published on the investor relations section of the company’s website at http://investor.columbia.com/results.cfm.  A public webcast of Columbia’s earnings conference call will follow at 5:00 p.m. EDT at www.columbia.com.

About Columbia Sportswear

Columbia Sportswear Company has assembled a portfolio of brands for active lives, making it a leader in the global active lifestyle apparel, footwear, accessories and equipment industry. Founded in 1938 in Portland, Oregon, the company’s brands are currently sold in approximately 100 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hardwear®, Sorel®, prAna®, Montrail® and OutDry® brands. To learn more, please visit the company's websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, www.prana.com,  www.montrail.com, and www.outdry.com.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales and net sales growth, gross margins, operating expenses and leverage, net income, earnings per share, operating income, operating margins, foreign currency hedge rates and translation effects, tax rates, expectations regarding growth in the Columbia, Sorel and prAna brands, and projected growth of advance orders in North America and Europe.  Forward-looking statements often use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or reference future dates. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading “Risk Factors,” and those that have been or may be described in other reports filed by the company, including reports on Form 8-K.  Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from the anticipated results expressed or implied by forward-looking statements in this document include: labor strikes or work delays at ports, causing disruption to our ability to timely import products; loss of key customer accounts; our ability to effectively implement information technology systems, infrastructure, and business process initiatives; the effects of unseasonable weather; unfavorable economic conditions generally, the financial health of our customers, and changes in the level of consumer spending and apparel preferences; changes in international, federal or state tax policies and rates; risks inherent in doing business in foreign markets; effects of currency exchange rates; our ability to attract and retain key employees; higher than expected rates of order cancellations; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner; unforeseen increases and volatility in the cost of raw materials; our reliance on product innovations; our dependence on independent manufacturers and suppliers and our ability to source finished products and components at competitive prices from them; the effectiveness of our sales and marketing efforts; intense competition in the industry; unanticipated business disruptions and acts of terrorism, cyber attacks, or military activities around the globe; and our ability to establish and protect our intellectual property.  The company cautions that forward-looking statements are inherently less reliable than historical information.  The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations.  New factors emerge from time to time and it is not possible for the company to predict or assess the impact of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

- Financial tables follow-

###

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30,
	2015	2014
Current Assets:
Cash and cash equivalents	$371,062	$367,165
Short-term investments	46,428	27,238
Accounts receivable, net	198,296	204,527
Inventories	581,031	456,448
Deferred income taxes	55,519	52,202
Prepaid expenses and other current assets	45,513	42,551
Total current assets	1,297,849	1,150,131

Property, plant and equipment, net	285,833	291,270
Intangibles and other non-current assets	234,974	243,890
Total assets	$1,818,656	$1,685,291

Current Liabilities:
Accounts payable	$286,623	$239,906
Accrued liabilities	110,528	104,332
Income taxes payable	3,436	3,315
Deferred income taxes	125	66
Total current liabilities	400,712	347,619

Note payable to related party	15,739	15,734
Other long-term liabilities	50,713	43,973

Equity:
Columbia Sportswear Company shareholders' equity	1,337,646	1,269,971
Non-controlling interest	13,846	7,994
Total equity	1,351,492	1,277,965

Total liabilities and equity	$1,818,656	$1,685,291

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net sales	$380,234	$324,246	$859,216	$748,330
Cost of sales	208,916	180,221	459,124	407,219
Gross profit	171,318	144,025	400,092	341,111
	45.1%	44.4%	46.6%	45.6%

Selling, general and administrative expenses	181,502	162,196	368,004	325,555
Net licensing income	1,222	1,182	3,072	2,906
Income (loss) from operations	(8,962)	(16,989)	35,160	18,462

Interest income, net	574	384	951	623
Interest expense on note payable to related party	(278)	(277)	(552)	(487)
Other non-operating income (expense)	467	(149)	(1,729)	(505)
Income (loss) before income tax	(8,199)	(17,031)	33,830	18,093

Income tax benefit (expense)	2,395	10,293	(11,715)	(1,155)
Net income (loss)	(5,804)	(6,738)	22,115	16,938
Net income (loss) attributable to non-controlling interest	741	(409)	2,189	1,012
Net income (loss) attributable to Columbia Sportswear Company	$(6,545)	$(6,329)	$19,926	$15,926

Earnings (loss) per share attributable to Columbia Sportswear Company:
Basic	$(0.09)	$(0.09)	$0.28	$0.23
Diluted	(0.09)	(0.09)	0.28	0.23
Weighted average shares outstanding:
Basic	70,339	69,916	70,210	69,668
Diluted	70,339	69,916	71,152	70,602

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$22,115	$16,938
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,778	23,234
Loss on disposal or impairment of property, plant and equipment	507	229
Deferred income taxes	7,688	5,601
Stock-based compensation	5,939	5,208
Excess tax benefit from employee stock plans	(6,342)	(3,951)
Changes in operating assets and liabilities:
Accounts receivable	139,730	112,340
Inventories	(202,276)	(114,716)
Prepaid expenses and other current assets	(7,442)	(7,357)
Other assets	(3,018)	297
Accounts payable	78,252	60,089
Accrued liabilities	(29,630)	(23,095)
Income taxes payable	(11,263)	(13,596)
Other liabilities	2,098	1,733
Net cash provided by operating activities	24,136	62,954

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of business, net of cash acquired	-	(188,467)
Purchases of short-term investments	(38,208)	(21,471)
Sales of short-term investments	19,213	86,206
Capital expenditures	(28,365)	(24,964)
Proceeds from sale of property, plant, and equipment	104	16
Net cash used in investing activities	(47,256)	(148,680)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facilities	260	1,045
Repayments on credit facilities	(260)	(1,045)
Proceeds from issuance of common stock under employee stock plans	14,371	19,017
Tax payments related to restricted stock unit issuances	(4,531)	(2,881)
Excess tax benefit from employee stock plans	6,342	3,951
Repurchases of common stock	(14,525)	-
Proceeds from related party note payable	-	16,072
Cash dividends paid	(21,113)	(19,556)
Net cash provided by (used in) financing activities	(19,456)	16,603

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	80	(1,201)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(42,496)	(70,324)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	413,558	437,489
CASH AND CASH EQUIVALENTS, END OF PERIOD	$371,062	$367,165

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING ACTIVITIES:
Capital expenditures incurred but not yet paid	$4,044	$8,145

COLUMBIA SPORTSWEAR COMPANY

(In millions, except percentage changes)

(Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2015	2014	% Change	Constant Dollar % Change (1)	2015	2014	% Change	Constant Dollar % Change (1)

Geographical Net Sales:
United States	$212.1	$146.3	45%	45%	$495.9	$387.5	28%	28%
LAAP	97.0	96.1	1%	7%	210.1	212.9	(1)%	5%
EMEA	59.8	72.9	(18)%	(11)%	107.6	112.1	(4)%	6%
Canada	11.3	8.9	27%	43%	45.6	35.8	27%	41%
Total	$380.2	$324.2	17%	21%	$859.2	$748.3	15%	19%

Brand Net Sales:
Columbia	$325.1	$291.0	12%	16%	$726.1	$667.0	9%	13%
Sorel	4.3	3.0	43%	40%	17.7	15.9	11%	15%
Mountain Hardwear	21.2	21.8	(3)%	1%	46.3	54.2	(15)%	(11)%
prAna	26.1	5.5	375%	371%	63.2	5.5	1049%	1040%
Other	3.5	2.9	21%	25%	5.9	5.7	4%	9%
Total	$380.2	$324.2	17%	21%	$859.2	$748.3	15%	19%

Categorical Net Sales:
Apparel, Accessories and Equipment	$310.2	$263.0	18%	21%	$709.5	$616.7	15%	18%
Footwear	70.0	61.2	14%	21%	149.7	131.6	14%	20%
Total	$380.2	$324.2	17%	21%	$859.2	$748.3	15%	19%

(1) Constant-dollar % change information excludes the effect of changes in foreign currency exchange rates vs. the U.S. dollar between comparable reporting periods. To calculate constant-dollar net sales percentage changes, net sales in foreign currencies for the current period are translated into U.S. dollars at the average exchange rates that were in effect during the comparable period of the prior year. The company uses constant-dollar information to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into U.S. dollars.